Exhibit 10.17
DELTA AIR LINES, INC.
2010 MANAGEMENT INCENTIVE PLAN
1. Purpose. The 2010 Management Incentive Plan (the “MIP”) is an annual incentive program sponsored by Delta Air Lines, Inc. (“Delta” or the “Company”) that is intended to: (a) closely link pay and performance by providing management employees with a compensation opportunity based on Delta’s achieving key business plan goals in 2010; and (b) align the interests of management employees with the Company’s other employees and stakeholders. The MIP is being adopted under, and is subject to the terms of, the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “2007 Plan”). Capitalized terms that are used but not defined in the MIP shall have the meaning ascribed to them in the 2007 Plan.
2. Plan Administration. (a) The Personnel & Compensation Committee of the Board of Directors (the “Committee”) shall be responsible for the general administration and interpretation of the MIP and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, without limitation, the following powers and duties, but subject to the terms of the MIP:
     (i) authority to construe and interpret the terms of the MIP, and to determine eligibility, awards and the amount, manner and time of payment of any awards hereunder;
     (ii) authority to prescribe forms and procedures for purposes of MIP participation and distribution of awards;
     (iii) authority to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the MIP; and
     (iv) authority at any time prior to a Change in Control to eliminate or reduce the actual payout to any Participant in the MIP. 1
     (b) Any rule or decision by the Committee that is not inconsistent with the provisions of the MIP shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
     (c) Notwithstanding anything contained in the 2007 Plan to the contrary, the Committee shall not have the authority to increase the actual payout to any Participant in the MIP.
3. Eligibility. All Delta employees worldwide who are officers, managing directors, directors, grade 11, grade 10 or grade 8 (other than employees who participate in a sales incentive plan) are eligible to participate in the MIP (“Participants”).
4. MIP Awards.

[1]	For purposes of the MIP, the merger of a subsidiary of Delta with and into Northwest Airlines Corporation on October 29, 2008 shall not be considered a Change in Control.

     (a) General. The MIP award (the “MIP Award”) each Participant receives, if any, will be based on: (i) the Participant’s Target MIP Award, as defined below; (ii) the level of achievement within each applicable performance measure; and (iii) the occurrence of a payout for 2010 under the Company’s broad-based employee profit sharing program (the “Profit Sharing Program”), as described below. Certain additional requirements will apply to any Participant who is employed by the Company as an executive vice president or more senior officer or holds the position of general counsel or chief financial officer of the Company (“Executive Officer Participant”), as discussed in Section 7(b) below.
     (b) Performance Measures. The performance measures used will be one or more of financial (“Financial Performance”), operational (“Operational Performance”), merger integration (“Merger Integration Performance”), leadership effectiveness (“Leadership Effectiveness Performance”) and individual performance (“Individual Performance”). Achievement under each performance measure may range from below threshold, at which there is no payout, to the maximum performance level, at which the payout will be greater than the target level, subject to Section 4(c) below.
     (c) Interaction with Profit Sharing Program. If there is no payout under the Profit Sharing Program for 2010, (i) no amount will be paid with respect to Financial Performance to any Participant regardless of whether Delta meets or exceeds that performance measure and (ii) the actual MIP Award, if any, will not exceed the Participant’s Target MIP Award (as defined below).
     (d) Target MIP Awards. The Target MIP Award for each Participant will be expressed as a percentage of the Participant’s Annual Base Salary (the “Target MIP Award”) as determined by the Committee and will be communicated to Participants in such manner as the Committee deems appropriate. Subject to Section 8 below, “Annual Base Salary” means the Participant’s 2010 annual base salary as in effect on December 31, 2010.
5. Weighting of Performance Measures. Subject to Section 8 below, a percentage of each Participant’s Target MIP Award is allocated to one or more of Financial Performance, Operational Performance, Merger Integration Performance, Leadership Effectiveness Performance and/or Individual Performance based on the Participant’s employment level, as follows:

Performance Measures and Weighting

			% of Target	% of Target
	% of Target	% of Target	MIP Award	MIP Award	% of Target
	MIP Award	MIP Award	Allocated to	allocated to	MIP Award
	allocated to	allocated to	Merger	Leadership	allocated to
Employment	Financial	Operational	Integration	Effectiveness	Individual
Level	Performance	Performance	Performance	Performance	Performance
(A)	(B)	(C)	(D)	(E)	(F)
CEO	33%	33%	34%	0%	0%
President	33%	33%	34%	0%	0%
COO	33%	33%	34%	0%	0%
EVP	33%	33%	34%	0%	0%
CFO and General Counsel	33%	33%	34%	0%	0%
SVP	30%	30%	30%	10%	0%
VP	30%	30%	30%	10%	0%
Managing Director	30%	30%	0%	0%	40%
Director	30%	30%	0%	0%	40%

Grade 11	25%	25%	0%	0%	50%
Grade 10	0%	0%	0%	0%	100%
Grade 8	0%	0%	0%	0%	100%
6. The Performance Measures—Threshold, Target and Maximum Payout Levels. The Target MIP Award, and the amounts paid in connection with target levels of Financial, Operational, Merger Integration, Leadership Effectiveness, and Individual Performance, are based on the achievement of the target performance level with respect to each applicable performance measure (except that Financial Performance also requires a payout under the Profit Sharing Program for 2010). A Participant’s actual MIP Award may be greater or less than the target amount based on whether performance under one or more of the performance measures applicable to the Participant exceeds or is below target performance, subject to Section 4(c) above. This is explained in more detail below.
     (a) Financial Performance Measures. The Financial Performance measures for 2010 are based on Delta’s Pre-Tax Income, as defined below. The following table describes the performance ranges and award payout levels for 2010 Financial Performance, subject to Section 4(c) above:

	Threshold	Target	Maximum
% of Target Financial Performance Measure Paid	50%	100%	200%

Required 2010 Pre-Tax Income	$328 million	$489 million	$650 million
Payouts will be straight-line interpolated when Pre-Tax Income results fall above Threshold and below Target or above Target and below Maximum.
     “Pre-Tax Income” will be the amount of Pre-Tax Income, if any, determined under the Profit Sharing Program for 2010.2
     (b) Operational Performance Measures. The Operational Performance measures for 2010 are based on both Delta and Delta Connection operational performance, with (i) Delta’s operational performance accounting for 75% of the measure and (ii) Delta Connection performance accounting for 25% of the measure. Delta’s Operational Performance is based on the number of times during 2010 that Delta meets or exceeds its monthly goals under the broad-based employee shared rewards program (the “Shared Rewards Program”). Delta Connection’s Operational Performance is based on the number of times during 2010 that the Delta Connection carriers meet or exceed their monthly operational goals for (x) completion factor and (y) on-time performance (the “Delta Connection Goals”). The Delta Connection Goals and the methodology for determining whether these goals are met are described in Exhibit A hereto. The following table describes the performance ranges and award payout levels for 2010 Operational Performance, subject to Section 4(c) above:

[2]	The Profit Sharing Program for 2010 defines “Pre-Tax Income” as follows: for any calendar year, the Company’s consolidated pre-tax income calculated in accordance with Generally Accepted Accounting Principles in the United States and as reported in the Company’s public securities filings but excluding: (a) all asset write downs related to long term assets, (b) gains or losses with respect to employee equity securities, (c) gains or losses with respect to extraordinary, one-time or non-recurring events (including without limitation one-time transition or integration costs incurred in connection with the merger of the Company and Northwest Airlines Corporation during the two year period following the merger), and (d) expense accrued with respect to the profit sharing plan.

	Below Threshold	Threshold	Target	Maximum
Shared Rewards Program

% of Target Payout for this Performance Measure (75% Weighting)	0%	37.50%	75%	150%

Number of monthly Shared Rewards Program goals actually met during 2010	15 or less	16	21	26 or more

Delta Connection Goals

% of Target Payout for this Performance Measure (25% Weighting)	0%	12.50%	25%	50%

Number of Delta Connection Goals actually met during 2010	8 or less	9	14	19 or more
Payouts based on the Shared Rewards Program and Delta Connection Goals will be straight-line interpolated when actual performance results fall above Threshold and below Target or above Target and below Maximum.
     (c) Merger Integration Performance Measures. The Merger Integration Performance measures for 2010 will be measured based on the achievement of quantifiable synergies as a result of the merger of a wholly owned subsidiary of Delta with and into Northwest Airlines Corporation on October 29, 2008 (the “Merger”), including, without limitation, expense reductions (including a decrease in cost per available seat mile); an increase in revenue or revenue growth (including an increase in revenue per available seat mile); and productivity and process improvement. Company management will periodically report to the Company’s Board of Directors regarding Merger synergies. The following table describes the performance ranges and award payout levels for 2010 Merger Integration Performance, subject to Section 4(c) above:

	Below Threshold	Threshold	Target	Maximum
% of Target Merger Integration Measure Paid	0%	50%	100%	200%

Quantifiable Merger Synergies	Less than $1,434 million	$1,434 million	$1,600 million	$1,766 million
Payouts based on Merger Integration Performance will be straight-line interpolated when actual performance results fall above Threshold and below Target or above Target and below Maximum.
     (d) Leadership Effectiveness Performance Measure. The Leadership Effectiveness Performance measure (applicable to Participants who are Vice Presidents or Senior Vice Presidents (other than any Executive Officer Participants) for 2010 will be based on an evaluation of whether a Participant has demonstrated leadership attributes and results during 2010 including, among other things, supporting diversity, providing talent management, meeting financial budget, and being a role model for the Rules of the Road.

The performance ranges and award payout levels will be determined by the Committee, subject to Section 4(c) above.
     (e) Individual Performance Measure. The Individual Performance measure (applicable to Participants who are not officers) is generally determined by each Participant’s Leader Performance Management evaluation (“LPM”) at the end of 2010. The performance ranges and award payout levels will be determined by the Committee, subject to Section 4(c) above.
7. Timing of Award Payments.
     (a) In General. Subject to Sections 7(b) and 8(a) below, any payouts to a Participant under the MIP for 2010 will be made in cash, as soon as practicable after (i) the Committee certifies the achievement of the required Financial Performance, Operational Performance and Merger Integration Performance results and (ii) where applicable, Leadership Effectiveness Performance results have been determined and an LPM evaluation has been completed, but in no event later than March 15, 2011, unless it is administratively impracticable to do so, and such impracticability was unforeseeable at the end of 2010, in which case such payment shall be made as soon as administratively practicable after March 15, 2011. Further, unless a payout for 2010 under the Profit Sharing Program occurs after March 15, 2011, any payout under the 2010 MIP will not be made prior to a payout for 2010 under the Profit Sharing Program; provided, however, if it is determined there will be no payout for 2010 under the Profit Sharing Program, any MIP Awards that are payable based on Operational Performance, Merger Integration Performance, Leader Effectiveness Performance or Individual Performance will be paid as soon as practicable thereafter, but in no event later than March 15, 2011, unless it is administratively impracticable to do so, and such impracticability was unforeseeable at the end of 2010, in which case such payment shall be made as soon as administratively practicable after March 15, 2011.
     (b) Executive Officer Participants. Payouts under the MIP to Participants who, as of December 31, 2010, are Executive Officer Participants will be subject to the following terms and conditions:
          (i) Payment in Restricted Stock. If there is no payout under the Profit Sharing Program for 2010, any payout under the MIP to an Executive Officer Participant will be made in shares of Restricted Stock rather than in cash, with the number of shares of Restricted Stock being equal to the result of the following formula (“MIP Restricted Stock”): A ÷ B, where3:
A = the amount of the payout to the Executive Officer Participant under the MIP had the payout been made in cash; and
B = the closing price of a Share on the New York Stock Exchange on the later of (1) the date that the Committee approves the payouts, if any, to the Executive Officer Participants under the MIP following the Committee’s certification of the achievement of the required performance measures as described in Section 7(a) and (2) the third business day following the date on

[3]	If this formula results in any fractional share, the MIP Restricted Stock will be rounded up to the nearest whole share.

which the Company publicly announces its annual financial results if this date is scheduled in the same month that the Committee approves such payouts, if any.
     (ii) Lapsing of Restrictions; Forfeiture. Until the restrictions imposed by this Section 7(b)(ii) (the “Restrictions”) have lapsed pursuant to the terms below, an Executive Officer Participant will not be permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the MIP Restricted Stock and the MIP Restricted Stock will be subject to forfeiture as set forth below.
               (A) The Restrictions shall lapse and be of no further force or effect on the earlier of the date (1) there is a payout under the Profit Sharing Program unless, prior to such payout, the Executive Officer Participant incurs a Disqualifying Termination of Employment or (2) an Executive Officer Participant incurs a Qualifying Termination of Employment. The MIP Restricted Stock will be immediately forfeited if, prior to the lapsing of the Restrictions, the Executive Officer Participant incurs a Disqualifying Termination of Employment.
               (B) “Disqualifying Termination of Employment” means an Executive Officer Participant’s Termination of Employment by the Company for Cause.
               (C) “Qualifying Termination of Employment” means an Executive Officer Participant’s Termination of Employment (1) by the Company without Cause; or (2) due to death or Disability.
               (D) For purposes of this Section 7(b)(ii), if an Executive Officer Participant incurs a Termination of Employment by reason of (1) a voluntary resignation (including the Termination of Employment by the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate); or (2) Retirement, the Restrictions shall lapse and be of no further force or effect on the date there is a payout under the Profit Sharing Program as if such Executive Officer Participant’s employment had continued through such date.
               (E) For purposes of the MIP, “Retirement” means a Termination of Employment (other than for Cause or death) either: (1) on or after a Participant’s 62nd birthday provided that such Participant has completed at least 5 years service with the Company (or an Affiliate) or Northwest (or a subsidiary); or (2) on or after a Participant’s 52nd birthday provided that such Participant has completed at least 10 years service with the Company (or an Affiliate) or Northwest (or a subsidiary).
               (iii) Dividends. In the event a cash dividend shall be paid in respect of Shares at a time the Restrictions on the MIP Restricted Stock have not lapsed, the Participant shall be eligible to receive the dividend upon the lapse of the Restrictions. The Restrictions shall apply to any such dividend.

     (iv) 2007 Plan; Written Notice. The MIP Restricted Stock will otherwise be subject to the terms of the 2007 Plan. In the event any Executive Officer Participant’s MIP Award is converted to MIP Restricted Stock, such Participant will receive a written notice of such conversion with the details thereof as soon as practicable after the MIP Payment Date.
8. Change in Employment Status.
     (a) Termination of Employment.
          (i) A Termination Event in 2010—General. Except as expressly set forth in this Section 8, in the event a Participant’s employment with Delta terminates for any reason prior to the end of the workday on December 31, 2010, such Participant will be ineligible for any award under the MIP. In other words, if a Participant is employed according to Company records through the end of the workday on December 31, 2010, the Participant will be eligible for any award earned under the MIP for 2010, including, if applicable, MIP Restricted Stock.
          (ii) Termination on or after January 1, 2011. Subject to Section 7(b) above, a Participant who incurs a Termination of Employment for any reason other than for Cause on or after January 1, 2011 will remain eligible for any unpaid MIP Award, which award will be paid according to the terms of Section 7(a) above. A Participant who is terminated by the Company for Cause on or after January 1, 2011 will forfeit any unpaid MIP Award.
          (iii) Pro Rata MIP Payment.
               (A) Death, Disability or Retirement. This Section 8(a)(iii)(A) applies to any Participant who incurs a Termination of Employment prior to January 1, 2011 due to the Participant’s death, Disability or Retirement (as such term is defined in Section 7(b)(ii)(D)). Subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, such Participant, or his estate, will be eligible to receive a MIP Award based on an adjusted annual base salary amount, but otherwise in the same manner, to the same extent and at the same time as the Participant would have received such MIP Award if such Participant’s employment had continued through December 31, 2010 (i.e., based on achievement of applicable performance measures). The most recent LPM prior to the Termination of Employment will generally apply to the Individual Performance measure, if any, applicable to the Participant. The Participant’s Annual Base Salary will be the result of the following formula: X × Y/12, where:
X = the Participant’s annual base salary as in effect as of the date of Termination of Employment; and
Y = the number of calendar months the Participant was actively employed by Delta during 2010 in a MIP-eligible position, rounded up for any partial month.

[4]	For purposes of the MIP, one calendar month is calculated from the date of measurement to the same

           (B) Termination of Employment Without Cause or Resulting in Benefits under the Severance Plan.
(1)	In General. This Section 8(a)(iii)(B)(1) applies to any Participant (other than an Executive Officer Participant) who incurs a Termination of Employment prior to January 1, 2011 due to either (I) a Termination of Employment by the Company without Cause, or (II) for any other reason that entitles such Participant to benefits under the Delta Air Lines, Inc. 2007 or 2009 Officer and Director Severance Plan (the “Severance Plan”). Subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, such Participant will be eligible to receive a Pro Rata MIP Payment made in cash as soon as practicable after a Participant’s Termination of Employment, but in no event later than 2 1/2 months following the end of the year in which the Termination of Employment occurs. “Pro Rata MIP Payment” means the result of the following formula: W × Z/12, where:

W = the Participant’s Target MIP Award; and

Z = the number of calendar months the Participant was actively employed by Delta during 2010 in a MIP-eligible position, rounded up for any partial month.

(2)	Executive Officer Participants. This Section 8(a)(iii)(B)(2) applies to any Executive Officer Participant who incurs a Termination of Employment prior to January 1, 2011 due to either (I) a Termination of Employment by the Company without Cause, or (II) for any other reason that entitles such Executive Officer Participant to benefits under the Severance Plan. Subject to the Executive Officer Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, such Executive Officer Participant will be eligible to receive a MIP Award based on an adjusted annual base salary amount, but otherwise in the same manner, to the same extent and at the same time as the Executive Officer Participant would have received such MIP Award if such Executive Officer Participant’s employment had continued through December 31, 2010 (i.e., based on achievement of applicable performance measures). The Executive Officer Participant’s Annual Base Salary will be determined in accordance with the formula set forth in Section 8(a)(iii)(A).

or closest numerical date occurring during the following month. For example, one calendar month from January 31, 2010 will elapse as of February 28, 2010, two months will elapse on March 31, 2010, and so on.

     (b) Other Changes in Employment Status. The terms of this Section 8(b) shall apply to circumstances involving new hires, promotions, demotions, transfers or leaves of absence during 2010. After a Participant’s Target MIP Award is determined under this Section 8(b), the appropriate weighting of performance measures will apply to each portion of such Target MIP Award as set forth in Section 5 above. For partial calendar months, the change in employment status will be considered effective as of the 1st day of the month in which there is a change in status. The end of year LPM will apply to any Individual Performance measure applicable to the Participant unless the Participant is no longer subject to the LPM process after the change in employment status, in which case the most recent LPM will apply. Any MIP Awards payable under this Section 8(b) will be paid at the same time and in the same manner as such awards are paid to active Participants, subject to Section 7(b) above.
     (i) New Hires. With respect to any individual who becomes employed by Delta as a grade 8 or any more senior MIP-eligible position during 2010 but after January 1, 2010, such individual will be a Participant in the MIP and will be eligible to receive an award under the MIP for 2010; provided, that such Participant’s Annual Base Salary will be the result of the following formula: X × Y/12, where:
X = the Participant’s annual base salary as of December 31, 2010; and
Y = the number of calendar months the Participant was actively employed by Delta in a MIP-eligible position during 2010, rounded up for any partial month.
     (ii) Promotions. Participants who are either promoted into a MIP-eligible job level or promoted into a higher level of MIP participation during 2010 will have their Target MIP Award calculated based on their annual base salary at each MIP-eligible job level (measured as of the date immediately prior to the date the promotion is considered effective for purposes of the MIP, if applicable, as described in the first paragraph of Section 8(b) above, and as of December 31, 2010) and the number of calendar months they were employed in each such capacity, multiplied by the relevant total target award percentage applicable to their position or positions during the relevant period.
     (iii) Demotions. Participants who are either demoted to a position that is not eligible to participate in the MIP or demoted to a lower level of MIP participation during 2010 will have their Target MIP Award calculated based on their annual base salary at each MIP-eligible job level (measured as of the date immediately prior to the date the demotion is considered effective for purposes of the MIP, as described in the first paragraph of Section 8(b) above, and, if applicable, as of December 31, 2010) and the number of calendar months they were employed in each such capacity, multiplied by the relevant total target award percentage applicable to their position or positions during the relevant period.
     (iv) Transfers and Leaves of Absence. In the event that during 2010 a Participant transfers employment from Delta to a Delta subsidiary or affiliate that does not participate in the MIP, other than a transfer to the Delta Community Credit Union (the “DCCU”), the Participant will forfeit any eligibility for an award under the MIP. Except as provided under Section 8(b)(v) below, any Participant who goes on any type of leave or who transfers to the DCCU at any time during 2010 will have his Target MIP Award calculated based on his annual base salary (measured as of the date immediately prior to the date the transfer or leave is considered effective for purposes of the MIP) and the number of calendar months he was employed in a MIP-eligible position during 2010, multiplied by the relevant total target award percentage applicable to his MIP-eligible position.
     (v) Military Leave. In the event that at any time during 2010 a Participant is on a Military Leave of Absence, his or her Annual Base Salary shall be equal to the aggregate annual base salary the Participant received from Delta during 2010 plus any amount of base salary such Participant would have received had he or she been actively employed by Delta in any corresponding MIP-eligible position during such leave. “Military Leave of Absence” means a Participant’s absence from his or her position of employment at any time during 2010 because of service in the uniformed services, as defined under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”); provided, that a Participant must provide the Company appropriate evidence that his or her absence was due to service in the uniformed services and the period of such service in order to be considered to be on a Military Leave of Absence for purposes of the MIP. For purposes of the MIP, any Participant who is absent due to military service (according to Delta’s records) as of December 31, 2010 and has been on such leave for a cumulative period (during the period he or she has been employed by Delta) of five years or less, will be presumed to be on a Military Leave of Absence. Any Participant who is similarly absent due to military service (based on Delta’s records) and who has been on such leave for a period of more than five years will not be considered to be on a Military Leave of Absence until he or she provides appropriate evidence that he or she is entitled to an exception to the five-year limit on uniformed service as set forth in USERRA.
9. Treatment of Payments Under Benefit Plans or Programs. MIP payments, which for an Executive Officer Participant who receives MIP Restricted Stock means the amount of the payout to the Executive Officer Participant under the MIP had the payout been made in cash, will be considered as earnings under any benefit plan or program sponsored by Delta only to the extent such payments are included as earnings under the terms of the specific plan or program; provided, however, that any MIP payment made to an Executive Officer Participant in MIP Restricted Stock will be considered as earnings only for purposes of the Company’s restoration payment program, as in effect from time to time. If such payments are included, unless otherwise provided in such plan or program, participants will be eligible to contribute amounts paid under the MIP into such plans in the same manner and to the same extent as their ordinary compensation and any amounts so contributed will be subject to any applicable Company contributions and/or matches. Notwithstanding anything to the contrary in this Section 9, any MIP payment received in connection with a Termination of Employment shall not be considered earnings under any benefit plan or program sponsored by Delta.
10. Effective Date. The MIP will become effective as of January 1, 2010; provided however, if on or before the date the Committee adopts the MIP any employee who would otherwise have participated in the MIP is informed that his or her employment will be terminated by the Company without Cause, any severance such employee is entitled to receive will be calculated based on the 2009 Management Incentive Plan as in effect as of December 31, 2009.

11. Amendment. Except as otherwise expressly set forth in this Section, the terms of Section 14 of the 2007 Plan shall apply to any amendment or termination of the MIP. In addition, the terms applicable to any Participant will be subject in their entirety to the terms of any offer letter or other document to which the Participant has agreed. The terms of such offer letter or other document, if contrary to the terms of the MIP, shall govern the rights of the corresponding Participant.
12. Fractions. Any calculation under the MIP that results in a fractional amount will be rounded up to two decimal points.
13. Section 409A of the Code. Notwithstanding anything to the contrary in the MIP, to the extent that any amount paid hereunder in connection with a Termination of Employment constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (together, “Section 409A”) and is paid to a “specified employee” as defined in Section 409A, the payment of such amount will be delayed for six months.
14. Clawback. Notwithstanding anything to the contrary in the MIP, if the Committee determines that a vice president or more senior officer level Participant has engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta’s financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by such Participant, including, without limitation, any MIP Award, with respect to fiscal periods materially affected by the restatement and may recover from the Participant all such incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including, disciplinary action up to and including termination of employment.

EXHIBIT A—DELTA CONNECTION GOALS:
Delta Connection’s Operational Performance will be based on the number of times during 2010 that the group of Delta Connection carriers meets or exceeds its monthly operational goals for completion factor and on-time arrival performance (the “Delta Connection Goals”). The 24 monthly Delta Connection Goals are included on the following tables:

		On-Time Arrival
	Completion Factor	Performance
Month in 2010	2010 Goal	2010 Goal
January	97.3%	77.2%
February	97.5%	78.0%
March	97.9%	79.3%
April	98.2%	81.9%
May	98.8%	84.6%
June	97.7%	78.9%
July	97.7%	77.5%
August	97.8%	78.9%
September	98.6%	85.2%
October	98.9%	84.5%
November	98.9%	85.2%
December	97.3%	75.4%
Total	98.1%	80.5%
A.	The primary source of reported metrics used to calculate performance will be performance reports provided by each Delta Connection carrier on a daily basis and validated by Delta Connection Performance Management.

B.	All domestic and international Delta Connection carrier system operations subject to capacity purchase agreements and/or revenue proration agreements will be included in the performance measures, including the operations of ASA, Chautauqua, Comair, Compass, Freedom, Mesaba, Pinnacle, SkyWest and Shuttle America, but excluding any revenue proration operations with respect to which passenger reservations are not reflected on Delta’s reservations system (the “Delta Connection Program”). In the event that a carrier enters or leaves the Delta Connection Program, that carrier’s operations will be included or excluded from the performance measures as applicable.

C.	The monthly calculation for completion factor will be as follows:
1.	Add all Delta Connection scheduled system operations for the month.

2.	Add all Delta Connection system completed flights for the month (including flights canceled by one carrier and covered by another via an extra section, which also includes flights changed to Delta or Northwest aircraft).

3.	Divide the result of C.2 by the result of C.1 for a combined Delta Connection system completion factor.
D.	The monthly calculation for on-time performance will be as follows:
1.	Add all Delta Connection completed system operations for the month.

2.	Add all Delta Connection system on time operations for the month. On time operations are defined as the number of flights that arrive at the scheduled destination within 15 minutes of the scheduled arrival time.

3.	Divide the result of D.2 by the result of D.1 for a combined Delta Connection system on-time performance measure.
E.	All calculations will be performed and validated by Delta Connection Performance Management.